Exhibit 99.1

NEWS RELEASE

NRG Energy Refinancing Program

PRINCETON, NJ; December 13, 2004—NRG Energy, Inc. (NYSE:NRG) has launched the syndication of a $950 million bank financing to amend and restate its existing $950 million credit facilities. The syndication is intended to lower NRG’s costs of borrowing, institute less restrictive loan covenants and maintain liquidity.

The new corporate-level financing package is expected to include a $150 million revolving credit facility and an $800 million term loan, $350 million of which will be utilized to prefund a letter of credit facility. The Company expects to complete the financing by the end of the year. These facilities are being arranged by Credit Suisse First Boston and Goldman, Sachs & Co.

The refinancing is subject to conditions and there can be no assurance that it will be consummated.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to the successful consummation of the financing, which is dependent in part on the meeting of certain closing conditions, the timing of closing, the expected use of part of the funds, and the expected results on NRG’s costs of borrowing. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the possibility that all closing conditions are not met or take longer than anticipated to be met, the expected use of part of the funds is not able to be realized, or the expected results on NRG’s costs of borrowing are not being realized.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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Contact:

NRG Energy, Inc.
Investor Relations:
Nahla Azmy, 609-524-4526
or
Katy Sullivan, 609-524-4527
or
Media Inquiries:
Lesa Bader, 612-373-6992